STOCK PURCHASE AGREEMENT

By and Among

SHAREHOLDERS OF VEIN CLINIC OF THE TRIANGLE, INC.

VEIN CLINIC OF THE TRIANGLE, INC

A North Carolina corporation

and

VEIN ASSOCIATES OF AMERICA, INC.

A Florida corporation

Dated: as of May 1, 2007

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 1, 2007 (the "Effective Date"), is by and among Vein Clinic of the Triangle, Inc., a North Carolina corporation ("Vein Clinic"), the shareholders of Vein Clinic who are listed on Exhibit A attached to this Agreement and hereby incorporated by reference ("Sellers"), and Vein Associates of America, Inc., a Florida corporation ("Buyer"). Sellers and Vein Clinic are collectively referred to as "Selling Parties." Buyer and Selling Parties are collectively referred to as the "Parties."

I.
RECITALS

Buyer desires to purchase from Sellers, and Sellers desire to sell and transfer to Buyer, on the terms and subject to the conditions of this Agreement, Two Hundred (200) shares of Vein Clinic common stock (the "Stock") in exchange for the purchase price described in Section 2.1. In consideration of the mutual covenants, representations and warranties contained in this Agreement, the Parties agree as set forth herein.

II.
PURCHASE AND SALE OF STOCK

2.1 Purchase of Shares; Consideration. Subject to the terms and conditions set forth in this Agreement, as of the Effective Date, Sellers hereby sell the Stock to Buyer, and Buyer hereby buys the Stock from Sellers. Sellers hereby acknowledge receipt of the following consideration (the "Consideration"):

(1) One Hundred Twenty-five Thousand Dollars ($125,000), with the first payment of Ten Thousand Four Hundred Sixteen and 67/100 ($10,416.67) herewith, and the remainder payable in eleven (11) equal monthly installments of Ten Thousand Four Hundred Sixteen and 67/100 ($10,416.67) on the first day of each of the 11 months next succeeding the date hereof.

(2) Eight Hundred Fifty Thousand (850,000) shares of common stock of Buyer, with an additional One Million Six Hundred Fifty Thousand (1,650,000) shares held in escrow, subject to the terms and conditions outlined in Exhibit B of this Agreement attached hereto and hereby incorporated by reference.

(3) Those certain Promissory Notes, materially as annexed hereto as Exhibit C, in the aggregate amount of One Hundred Fourteen Thousand Five Hundred Eighty Three and 37/100 Dollars ($114,583.37).

(4) **[List other documents delivered].**

2.2 Selling Parties' Deliveries. Buyer hereby acknowledged receipt of the following:

(1) Certificates representing the Stock, registered in the names of Selling Parties, duly endorsed by Sellers for transfer to Buyer;

(2) **[List other documents delivered].**

III.

VEIN CLINIC'S REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Exhibit D annexed hereto, Sellers jointly and severally represent and warrant that:

3.1 Organization, Standing and Qualification. Vein Clinic is a corporation that is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Vein Clinic has all necessary corporate powers to operate the businesses as now owned and operated by it.

3.2 Stock of Company. The authorized capital stock of Vein Clinic consists of Three Hundred (300) shares of common stock, of which Two Hundred (200) shares are currently issued and outstanding. There are no other outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Vein Clinic to issue or transfer from treasury shares of its capital stock.

3.3 Title to Stock. Sellers are the owners, beneficially and of record, of the Stock, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Sellers have full power to transfer their respective Stock to Buyer without obtaining the consent or approval of any other person or governmental authority.

3.4 Subsidiaries. Vein Clinic does not own, directly or indirectly, any controlling interest or investment in any corporation, partnership, business trust or other entity.

3.5 Absence of Undisclosed Liabilities. Vein Clinic does not have any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the financial statements dated October 31, 2006 described in Section 3.16 below, other than liabilities incurred in the ordinary course of business after the date of such balance sheet.

3.6 Leases. Vein Clinic occupies the premises located at 5015 Southpark Drive, Suite 100, Durham, North Carolina pursuant to a lease dated August 31, 2001 between Jada Group Trust and Marzee Unlimited Trust as lessor and Vein Clinic as tenant, annexed hereto as Exhibit E (the "Lease"). The Lease is valid and enforceable, subject to limitations contained in bankruptcy laws, insolvency laws and other similar laws affecting the rights of creditors generally and to rules governing the availability of the remedy of specific enforcement of contracts. Vein Clinic is current in the payment of rent and other amounts payable under the Lease. The Lease shall be terminated as of the date of execution hereof pursuant to that certain lease termination agreement annexed hereto as Exhibit F.

3.7 Tangible Personal Property. Exhibit G annexed hereto is a complete and accurate schedule describing and specifying the location of all equipment, furniture, fixtures, supplies and all other items of tangible personal property owned by, in the possession of, or used by Vein Clinic in connection with its business. Such property is subject to that certain Management Agreement by and between Vein Clinic and Vein Help of the Triangle, P.C., a copy of which is annexed hereto as Exhibit H (the "Vein Help Agreement"). Except for right of use under the Vein Help Agreement, no tangible personal property used by Vein Clinic in connection with its business is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Vein Clinic. All tangible personal property of Vein Clinic is in good operating condition and repair, ordinary wear and tear accepted.

3.8 Intellectual Property. Exhibit I annexed hereto is a list of all United States and foreign copyrights and patents owned by Vein Clinic and all licenses pursuant to which Vein Clinic is entitled to use the trademarks, service marks, copyrights, patents or trade secrets of others or pursuant to which others are entitled to use the trademarks, service marks, copyrights, patents or trade secrets of Vein Clinic. All listed copyrights and patents are valid, enforceable and free of encumbrances. All listed licenses are valid and enforceable, except as enforceability may be limited by bankruptcy laws, insolvency laws and other similar laws affecting the rights of creditors generally and rules governing the availability of the remedy of specific performance, and no party to any such license is in default with respect to its

obligations thereunder. Selling Parties have no knowledge of any infringement or alleged infringement by any person or entity of any of the trademarks or service marks listed above or any copyright or patent listed in Exhibit I. Vein Clinic has not infringed, or is now infringing, on any trademark, service mark, copyright or trademark belonging to any other person or entity. Notwithstanding the foregoing, the parties hereto agree and acknowledge that neither Vein Clinic nor Buyer has or shall have any interest or rights in any of the following: (i) certain trade names and domain names that are subject to that certain License Agreement, a copy of which is attached hereto as Exhibit J and hereby incorporated by reference; (ii) any development of Ultra MedNotes software, processes, patents, copyrights, licenses or other interests relating to Ultra MedNotes as developed following the Effective Date; (iii) all rights and interests in and to that certain "VeinHelp" DVD including promotional materials, patient education videos on varicose veins, venous reflux, duplex ultrasound and various treatment techniques, news interviews of personnel, and TV commercials for VeinHelp; and (iv) that certain website utilized by Vein Help of the Triangle, P.C. and all content thereon.

3.9 Title to Assets. Vein Clinic has good and marketable title to all of the assets and interests in assets that are used in the business of Vein Clinic, whether such assets are personal, tangible or intangible. Annexed hereto as Schedule 3.9 is a list of the personal property of individuals located at the office of Vein Clinic that do not belong to, and are not owned by, Vein Clinic, and to which it has no rights or interests.

3.10 Compliance with Laws. Vein Clinic is not in material violation of any applicable law or regulation.

3.11 Litigation. There is not pending or, to the best of Selling Parties' knowledge, threatened any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation against or affecting Vein Clinic or its business, assets or financial condition. Vein Clinic is not in default with respect to any order, writ, injunction or decree of any court, department, agency or instrumentality. Vein Clinic is not currently engaged in any legal action to recover monies due to it or damages sustained by it.

3.12 Agreement Will Not Cause Breach. The consummation of the transaction contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of a Selling Party or any lease or other agreement, instrument or arrangement to which any Selling Party is a party or by which any

of them or the property of any them is bound; (ii) an event that would permit any party to terminate any agreement to which Vein Clinic is a party; or (iii) the creation or imposition of any lien, charge or encumbrance on any of Vein Clinic's properties.

3.13 Authority. Selling Parties have the right, power, legal capacity and authority to enter into and to perform their obligations under this Agreement. The execution and delivery of this Agreement by Vein Clinic and Sellers have been duly authorized by all necessary corporate action.

3.14 Vein Clinic's Financial Statements. Vein Clinic's financial statements dated June 17, 2007 annexed hereto as Exhibit K, have been prepared in accordance with generally accepted accounting principles, on a cash basis of accounting, consistently applied and fairly present the financial position of Vein Clinic as of that date, and the results of its operations for the respective periods indicated.

3.15 Absence of Specified Changes. Since June 17, 2007, there has not been any:

(1) Transaction by Vein Clinic outside the ordinary course of business as conducted on that date;

(2) Capital expenditure by Vein Clinic exceeding $10,000 individually or $20,000 in the aggregate for any related transactions;

(3) Material adverse change in the financial condition, liabilities, assets, business or prospects of Vein Clinic;

(4) Destruction or loss of or damage to any asset of Vein Clinic (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Vein Clinic;

(5) Change in accounting methods or practices of Vein Clinic;

(6) Declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Vein Clinic;

(7) Sale or transfer of any asset of Vein Clinic outside the ordinary course of business;

(8) Amendment or termination of any contract, agreement, or license to which Vein Clinic is a party;

(9) Loan by Vein Clinic to any person or entity, or guarantee by Vein Clinic of any loan;

(10) Mortgage, pledge, or other encumbrance of any asset of Vein Clinic;

(11) Waiver or release of any right or claim of Vein Clinic outside the ordinary course of business;

(12) Commencement, or notice or threat of commencement, of any civil litigation or any governmental proceeding against, or investigation of, Vein Clinic or its affairs;

(13) Issuance or sale by Vein Clinic of any shares of its capital stock of any class, or of any other of its securities;

(14) Agreement by Vein Clinic to do any of the things described in the preceding clauses of this Section 3.17; or

(15) Any other event or condition of any character other than in the usual course that has or might reasonably have a substantial adverse effect on the financial condition, business, assets, liabilities, or prospects of Vein Clinic.

3.16 Environmental Matters. Vein Clinic has not received written notice of an investigation or inquiry by any governmental entity under an applicable law or regulation pertaining to health, safety, the environment, hazardous substances or solid wastes with respect to the premises occupied by Vein Clinic, and such premises are not contaminated with hazardous substances, solid wastes or other contaminating materials.

3.17 Access to Information about Buyer. Sellers have had an opportunity to discuss Buyer's business and financial affairs with Buyer's management and to inspect Buyer's facilities. Sellers have also had an opportunity to ask questions of officers of Buyer, which questions were answered to Sellers' satisfaction. Sellers understand that such discussions, as well as any written information issued by Buyer, were intended to describe certain aspects of Buyer's business and prospects but were not intended to be an exhaustive description.

3.18 Binding Obligation. This Agreement is the obligation of Selling Parties, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or laws limiting the availability of equitable remedies.

IV.
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants as follows:

4.1 Organization, Standing and Qualification of Buyer. Buyer is a corporation that is duly organized, validly existing and good standing under the laws of the State of Florida.

4.2 Stock of Company. The authorized capital stock of Buyer consists of ______ shares of [Describe classes of stock and number issued] stock, of which _______shares of stock are currently issued and outstanding and _______shares of ____ stock are currently issued and outstanding. Schedule 4.2 attached hereto and hereby incorporated by reference lists all other outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Buyer to issue or transfer from treasury shares of its capital stock and any and all limits on the ability to trade, sell, assign or encumber such stock.

4.3 Title to Stock. Buyer is issuing its stock to Sellers and there are no other owners, beneficially and of record, of such stock, and such stock is and will be when issued free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Buyer has full power and corporate authority to issue its stock to Sellers without obtaining the further consent or approval of any other person or governmental authority.

4.4 Investment Intent. Buyer is acquiring the Stock for Buyer's own account, not as nominee or agent, and not with a view to or for sale in connection with a distribution of the Stock. Buyer understands that the Stock has not been registered under the United States Securities Act of 1933 and, therefore, must be held indefinitely unless subsequently registered under the Securities Act of 1933 or unless an exemption from such registration is available.

4.5 Binding Obligation. Upon the approval by Buyer's board of directors of the execution and delivery of this Agreement by Buyer, and the transaction contemplated by this Agreement, this Agreement shall constitute the binding obligation of Buyer, enforceable in

accordance with its terms, subject to the laws relating to bankruptcy, insolvency and the relief of debtors applicable to creditors generally and to laws limiting the availability of equitable remedies.

4.6 Authority. Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement.

4.7 Compliance with Laws. Buyer is not in material violation of any applicable law or regulation.

4.8 Litigation. There is not pending or, to the best of Buyer's knowledge, threatened any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation against or affecting Buyer or its business, assets or financial condition. Buyer is not in default with respect to any order, writ, injunction or decree of any court, department, agency or instrumentality. Buyer is not currently engaged in any legal action to recover monies due to it or damages sustained by it.

4.9 Agreement Will Not Cause Breach. The consummation of the transaction contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the articles of incorporation or bylaws of Buyer or any lease or other agreement, instrument or arrangement to which Buyer is a party or by which it is bound; (ii) an event that would permit any party to terminate any agreement to which Buyer is a party; or (iii) the creation or imposition of any lien, charge or encumbrance on any of the Consideration.

4.10 No Violation of Charter Documents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of any provision of the articles of incorporation or bylaws of Buyer as currently in effect.

4.11 Buyer's Financial Statements. Buyer's financial statements dated April 30, 2007 annexed hereto as Exhibit L, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of Buyer as of that date, and the results of their operations for the respective periods indicated.

4.12 Absence of Specified Changes. Since April 30, 2007, there has not been any:

(1) Transaction by Buyer outside the ordinary course of business as conducted on that date;

(2) Capital expenditure by Buyer exceeding Forty Thousand Dollars ($40,000) individually or Eighty Thousand Dollars ($80,000) in the aggregate for related transactions;

(3) Material adverse change in the financial condition, liabilities, assets, business or prospects of Buyer;

(4) Destruction or loss of or damage to any asset of Buyer (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of Buyer;

(5) Change in accounting methods or practices of Buyer;

(6) Declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Buyer;

(7) Sale or transfer of any asset of Buyer outside the ordinary course of business;

(8) Amendment or termination of any contract, agreement, or license to which Buyer is a party;

(9) Loan by Buyer to any person or entity, or guarantee by Buyer of any loan;

(10) Mortgage, pledge, or other encumbrance of any asset of Buyer except as set forth in Schedule 4.12(10) annexed hereto;

(11) Waiver or release of any right or claim of Buyer outside the ordinary course of business;

(12) Commencement, or notice or threat of commencement, of any civil litigation or any governmental proceeding against, or investigation of, Buyer or its affairs;

(13) Issuance or sale by Buyer of any shares of its capital stock of any class, or of any other of its securities except as set forth in Schedule 4.12(13) annexed hereto;

(14) Agreement by Buyer to do any of the things described in the preceding clauses of this Section 4.12; or

(15) Any other event or condition of any character other than in the usual course that has or might reasonably have a substantial adverse effect on the financial condition, business, assets, liabilities, or prospects of Buyer.

4.13 Disclosure. No representation or warranty of Buyer contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they are made.

V.
INDEMNITY

5.1 Selling Parties' Indemnity. Selling Parties shall jointly and severally indemnify, defend and hold harmless Buyer from and against and in respect of any and all claims, including interest, penalties and reasonable attorneys' fees, that Buyer shall incur or suffer, that arise or result from or relate to a breach of or failure by a Selling Party to perform any of its representations, warranties, or covenants in this Agreement or in any schedule, certificate, exhibit or other instrument to be furnished by a Selling Party under this Agreement.

5.2 Buyer's Indemnity. Buyer shall indemnify, defend and hold harmless Sellers from and against and in respect of any and all claims, including interest, penalties and reasonable attorneys' fees, that Sellers may incur or suffer by reason of Buyer's breach of or failure to perform any of Buyer's representations, warranties or covenants in this Agreement or in any schedule, certificate, exhibit or other instrument to be furnished by Buyer under this Agreement.

VI.
POST-EXECUTION

6.1 Non-Competition. Subject to Section 6.4 below, as a material and valuable inducement for the Buyer to enter into this Agreement, pay and deliver the Consideration and consummate the transactions provided for herein, for a period commencing on the effective date of this Agreement and ending on the second (2nd) anniversary thereof (the "Restricted

Period"), Dr. Mauriello and Joseph Zygmunt agree that they shall not, directly or indirectly, alone, or as a partner, officer, director, employee, consultant, agent, independent contractor, joint venture, financial backer, creditor, member, stockholder, or in any other capacity whatsoever, of any Person, have any business relationship involving the practice of medicine specifically dealing with the treatment of veins or hemorrhoids within ten (10) miles of the location at Durham, North Carolina. Nothing stated in this Agreement shall constitute any restrictions upon Dr. Mauriello to practice medicine generally anywhere or any restriction upon Dr. Mauriello to specifically treat veins and hemorrhoids within said (10) mile geographical area(s) after the termination of his full time employment with the P.C.

6.2 Irreparable Harm. Dr. Mauriello and Joseph Zygmunt individually and jointly covenant and agree that the restrictions set forth in this Article X are fair, reasonable and necessary to protect the interests of Buyer, such restrictions were negotiated and bargained for, and the Consideration reflects and assumes the Sellers' strict compliance with, and the enforceability by the Buyer of, these restrictions. Dr. Mauriello and Joseph Zygmunt acknowledge that a breach of these restrictions would irreparably harm Buyer and that monetary damage due Buyer may be inadequate.

6.3 Judicial Modification. Dr. Mauriello and Joseph Zygmunt acknowledge and agrees that the provisions of this Article X are material and of the essence to this Agreement. In addition, it is the parties' expressed intention that if the scope of any restriction or covenant contained in this Article should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

6.4 Right to Repurchase. If Buyer does not close another transaction for the purchase of materially all of the assets or all of the stock of a medical practice specializing in phlebology (a "Qualifying Transaction") within seven (7) days before or ninety (90) days following the execution hereof, a buy-out period will arise beginning ninety days after execution hereof and continuing for a period of thirty (30) days thereafter (the "Buy-out Period"). During the Buy-out Period, Sellers shall have the right, but not the obligation, upon notice to Buyer, to repurchase all of the shares of Vein Clinic. In return for the return of all stock of Vein Clinic, Sellers shall pay to Buyer any and all consideration and stock received by the Sellers hereunder. Any decision to repurchase the shares shall be made, and notice hereunder given, by all Sellers. Any notice given by one Seller, unless accompanied by consent of the other, shall be deemed void. During the period from execution hereof until the earlier of a Qualifying Transaction or the termination of the Buy-out Period, Buyer shall

not dissolve, or allow the dissolution of, waste, transfer, assign any interest or otherwise encumber Vein Clinic or its stock or in any other way impede the ability of Buyer to transfer to Sellers, and of Sellers to repurchase, any and all of the stock of Vein Clinic. During the period from execution hereof until the earlier of a Qualifying Transaction or the termination of the Buy-out Period, Buyer shall place any and all stock of Vein Clinic in Escrow pursuant to an Escrow Agreement and shall not permit or cause the issuance of new stock. In the event that Sellers exercise the above right to repurchase such shares, Sections 6.1 through 6.3 above shall be null and void ab initio.

VII.
ADDITIONAL AGREEMENTS

7.1 Stock Options. Buyer shall cause Sellers to be participants in Buyer's Employee stock option plan (the "Option Plan"), attached hereto as Exhibit M.

7.2 Loan. Buyer agrees to repay the loan due from Vein Clinic to Sellers, which is Three Hundred Thousand Dollars ($300,000), a copy of such loan document is annexed hereto as Exhibit N. Such loan shall be repaid according to the schedule annexed hereto as Schedule 7.2.

VIII.
MISCELLANEOUS

8.1 Brokers' Fees. Each Party represents that it has dealt with no broker or finder in connection with any transaction contemplated by this Agreement, and that as far as it knows, no broker or other person is entitled to any commission or finder's fee in connection with these transactions. Sellers on the one hand and Buyer on the other each agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying Party.

8.2 Expenses. Each Party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out the transactions contemplated hereby.

8.3 Headings. The subject headings of the articles and sections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

8.4 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all Parties. No waiver of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

8.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to (1) confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns; (2) relieve or discharge the obligation or liability of any third person to any Party; or (3) give any third person any right of subrogation or action against any Party.

8.7 Assignment. This Agreement may not be assigned by any party and shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors and permitted assigns (subject to the provision that any attempted assignment by a party shall be void).

8.8 Specific Performance. Each Party's obligations under this Agreement are unique. If a Party should default in its obligations under this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party waives the defense that a remedy in damages would be adequate.

8.9 Litigation Costs. If a legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

8.10 Nature and Survival of Representations and Obligations. All representations, warranties, covenants and agreements of the Parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein, shall survive the execution hereof.

8.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally upon the Party to whom the communication is to be given, or on the second day after mailing if mailed to the Party to whom the communication is to be given by first-class, certified mail, postage prepaid, and properly addressed as follows:

To Sellers at:

John Mauriello, M.D.
5015 Southpark Drive,
Suite 100
Durham, NC 27713

and

Joseph Zygmunt, RVT
5015 Southpark Drive,
Suite 100
Durham, NC 27713

With a copy to:

Roy H. Wyman, Jr.
Williams Mullen Maupin Taylor
P.O. Box 13646
Research Triangle Park, NC 27709

To Vein Clinic at:

Vein Clinic of the Triangle, Inc.
c/o John Mauriello, M.D.
5015 Southpark Drive, Suite 100
Durham, NC 27713

With a copy to:

Roy H. Wyman, Jr.
Williams Mullen Maupin Taylor
P.O. Box 13646
Research Triangle Park, NC 27709

To Buyer at:

Vein Associates of America, Inc.
c/o Chief Executive Officer
400 International Parkway, Suite 100
Heathrow, FL 32746

With a copy to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attention: Uri Doron

A Party may change its address for purposes of this paragraph by giving the other Parties written notice of the new address in the manner set forth above.

8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida as applied to contracts that are executed and performed entirely in Florida.

8.13 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, all other provisions of this Agreement shall be construed so as to remain fully valid, enforceable and binding on the Parties.

8.14 Venue. Any legal action arising from or related to this Agreement shall be brought and maintained in Durham County, North Carolina.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date and year first above written.

BUYER:

Vein Associates of America, Inc.

By: ______________________

Title: CEO

Vein Clinic of the Triangle, Inc.:

By: ______________________

Title: ______________________

SELLERS:

____

John Mauriello, M.D.

____

Joseph Zygmunt, RVT

EXHIBIT A

SELLERS

Sellers	Vein Clinic Shares	Consideration
John Mauriello, M.D.	120 shares of common stock of Vein Clinic of the Triangle, Inc.	1,500,000 shares of common stock of Vein Associates of America, Inc. vesting over a two-year period. $75,000
Joseph Zygmunt, RVT	80 shares of common stock of Vein Clinic of the Triangle, Inc.	1,000,000 shares of common stock of Vein Associates of America, Inc. vesting over a two-year period. $50,000

<u>EXHIBIT B</u>

<u>TERMS AND CONDITIONS OF BUYER'S COMMON STOCK</u>

Two Million Five Hundred Thousand (2,500,000) shares of common stock of Vein Associates of America, Inc. Common Stock to be issued to Sellers according to the following:

John Mauriello, M.D. - 60% or One Million Five Hundred Thousand (1,500,000) vesting over a two-year period as follows:

On the date hereof, 34% or Five Hundred Ten Thousand (510,000)

At the end of Year One, 33% or Four Hundred Ninety-five Thousand (495,000)

At the end of Year Two, 33% or Four Hundred Ninety-five Thousand (495,000)

Joseph Zygmunt - 40% or One Million (1,000,000) vesting over a two-year period as follows:

On the date hereof, 34% or Three Hundred Forty Thousand (340,000)

At the end of Year One, 33% or Three Hundred Thirty Thousand (330,000)

At the end of Year Two, 33% or Three Hundred Thirty Thousand (330,000)